Exhibit 10.4

ASSIGNMENT AND ASSUMPTION AGREEMENT

WHEREAS, Ute Energy LLC (“Ute Parent”) and Joseph N. Jaggers (“Executive”) are currently party to that certain employment agreement dated June 15, 2010, as amended on July 10, 2010, and attached hereto as Exhibit A (the “Employment Agreement”);

WHEREAS, Executive’s employment has previously been transferred to Ute Energy Management LLC (“Ute Management”);

WHEREAS, in connection with the initial public offering (the “IPO”) of Ute Energy Corporation (the “Company”), a wholly-owned subsidiary of Ute Parent currently known as Ute Energy Upstream Holdings LLC, Ute Management will be contributed to the Company and the Company will cease to be a wholly-owned subsidiary of Ute Parent; and

WHEREAS, solely for the sake of clarity and notwithstanding any provision in the Employment Agreement to the contrary, the parties hereto desire to affirm the assignment by Ute Parent of its duties, obligations, rights and benefits under the Employment Agreement to Ute Management.

NOW, THEREFORE, the parties hereto agree as follows:

1. Ute Management hereby assumes all duties and obligations of Ute Parent under the Employment Agreement.

2. Ute Parent hereby assigns all rights and benefits under the Employment Agreement (including, without limitation, any noncompetition or other restrictive covenant(s) in the Employment Agreement) to Ute Management.

3. All references to Ute Parent in the Employment Agreement are hereby replaced by references to Ute Management or the Company (as appropriate).

4. Ute Parent hereby guarantees performance of the duties and obligations assumed by Ute Management hereunder from the date hereof through the completion of the IPO.

5. From and after completion of the IPO, (a) the Company hereby guarantees performance of the duties and obligations assumed by Ute Management hereunder and (b) Ute Parent shall have no further obligations pursuant to Section 4 hereof.

6. Notwithstanding any provision to the contrary in the Employment Agreement, Executive expressly consents to the assignment of duties, obligations, rights and benefits hereunder.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption Agreement, to be effective as of April 24, 2012:

UTE ENERGY LLC

By:	/s/ Laurie A. Bales

Name:	Laurie A. Bales

Title:	CFO

Date:	4/24/12

UTE ENERGY MANAGEMENT LLC

By:	/s/ Laurie A. Bales

Name:	Laurie A. Bales

Title:	CFO

Date:	4/24/12

UTE ENERGY UPSTREAM HOLDINGS LLC

By:	/s/ Laurie A. Bales

Name:	Laurie A. Bales

Title:	CFO

Date:	4/24/12

JOSEPH N. JAGGERS

Name:	/s/ Joseph N. Jaggers
Date:	4/24/12

EXHIBIT A

Execution Copy

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of June 15, 2010 is entered into by and between UTE ENERGY LLC, a Delaware limited liability company (the “Company”), and JOSEPH N. JAGGERS, an individual residing in Denver, Colorado (“Executive”). Capitalized terms used in this Agreement and not otherwise defined shall have the meaning given to such terms in the Second Amended and Restated Limited Liability Company Agreement of Ute Energy LLC (the “LLC Agreement”).

Recitals

WHEREAS, Executive has been recruited by the Company and Executive will acquire, directly or indirectly, membership interests in the Company (collectively, the “Transaction”); and

WHEREAS, it is a condition to the consummation of the Transaction that Executive enter into an employment agreement on the terms and conditions hereinafter set forth; and

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Executive hereby agree as follows:

1. Employment. The Company agrees to employ Executive, and Executive agrees to enter the employment of the Company, upon the terms and subject to the conditions herein provided.

2. Term. The employment of Executive shall be for a period (referred to herein as the “Employment Term”) commencing on the date of this Agreement and ending on the earliest of (i) the dissolution and liquidation of the Company or (ii) the date of termination of Executive’s employment pursuant to Section 5 hereof. The date on which Executive’s employment ends is referred to herein as the “Termination Date.”

3. Position and Duties.

(a) Position. During the Employment Term, Executive shall serve as Chief Executive Officer (“CEO”) and President of the Company. In such capacity, Executive shall have such duties, functions, responsibilities and authority customarily associated with the position of CEO and President of a company comparable to the Company which is engaged in the acquisition, exploration, and production of oil and natural gas and the development and operation of natural gas midstream infrastructure; subject, however, to applicable restrictions imposed by the LLC Agreement and to the directives of the Board of Managers. Executive may serve the Company in such other capacities as the Board of Managers and Executive may agree from time to time. Executive’s position as a member of the Board of Managers will be subject to change as provided in the LLC Agreement.

(b) Time Devoted to the Company. During the Employment Term, Executive shall devote all of his professional time, skill and attention and his best efforts to the business and affairs of the Company, and in furtherance of the business and affairs of the Company and its subsidiaries and other affiliated companies (collectively the “Related Parties”), except for (i) usual, ordinary and customary periods of vacation and absence due to illness or other disability, (ii) such leadership and/or board positions with such community, civic or trade organizations as the Board of Managers shall reasonably approve.

4. Compensation and Related Matters.

(a) Salary. Executive shall be paid a base salary at the initial rate of $275,000 per annum, less statutory payroll deductions, payable in accordance with the payroll practices adopted by the Company.

(b) Additional Compensation. Executive shall, during the Employment Term, be eligible to receive an annual bonus of up to 50% of base salary at such time, based upon the Company and/or Executive achieving goals which may be agreed to from time to time by Executive and the Board of Managers.

(c) Management Incentive Units. Executive will be awarded incentive interests in the Company, which will be represented by units (“Management Incentive Units” or “MIUs”). Executive will receive an initial allocation of 25% of the total MIU participation as referenced in the LLC Agreement. All MIUs will be subject to vesting terms whereby if Executive has continued to serve the Company in the capacity of an employee, a fractional portion of the number of MIUs awarded will vest according to the following schedule: (i) 15% on each of the first five anniversaries of the date of the award of such MIUs and (ii) 25% on the date of the final liquidation of the Company. For the avoidance of doubt, an initial public offering (“IPO”) or any similar event will not be treated as a liquidation of the Company; provided, however, that in the event of an IPO the 25% vesting referenced in clause (ii) with respect to any MIUs will occur on the fifth anniversary of the date of the award of such MIUs. In the event of any interim monetization event that results in a distribution of cash with respect to MIUs, solely for purpose of that distribution, all the MIUs held by Executive will be treated as if they are fully vested.

(d) Management Redeemable Units.

(i) The LLC Agreement provides for the issuance of a special class of management units (the “Management Redeemable Units”) as described therein. The Management Redeemable Units will participate in all distributions with respect to Class B Common Units on an as-converted basis and, except as provided in an agreement between the Company and the holder thereof, may be converted into Class B Common Units as provided in the LLC Agreement. As soon as practicable after the execution of this Agreement, Executive shall purchase 200,000 Management Redeemable Units at a price of $10.00 per unit, for an aggregate purchase price of $2,000,000. In addition, Executive will be issued 40,000 Management Redeemable Units which will be subject to vesting in the same manner as MIUs and which will not be entitled to any distributions unless and until Executive has received a total of $10.00 in distributions with respect to each Management Redeemable Unit for which Executive has paid

$10.00. In addition to any restrictions on transfer contained in the LLC Agreement, the Management Redeemable Units acquired by Executive will be subject to repurchase by the Company as provided herein. In the event that Executive voluntarily resigns his employment or such employment is terminated by the Company for Cause, the Company will have the option to purchase all, but not less than all, of the Management Redeemable Units held by Executive at a price as determined below. In the event that Executive’s employment is terminated by the Company without Cause or Executive dies or becomes permanently disabled, Executive (or Executive’s legal representative in the case of death or disability) will have the option to sell to the Company all, but not less than all, of the Management Redeemable Units held by Executive at a price as determined below. Any option granted herein must be exercised by written notification given on or before 90 days following the event giving rise to the option (the “Purchase Option Exercise Notice”). The price of any Management Redeemable Units subject to purchase hereunder (the “Purchase Price”) will be determined by agreement of the parties provided that if the parties do not agree on such price within fifteen (15) days after the date of the Purchase Option Exercise Notice, the Purchase Price will be determined by a qualified independent appraiser to be mutually agreed upon by the Company and the Executive; provided that if they are unable to mutually agree on an appraiser within ten (10) days, the Board of Managers (excluding the Executive) will apply to the American Arbitration Association (“AAA”) in Houston, Texas for an appraiser having experience in the energy industry to be appointed. The independent appraiser shall take into consideration, the enterprise value of one hundred percent (100%) of the Company and shall not consider any discounts for lack of control of or lack of marketability with respect to Executive’s Management Redeemable Units. Once the appraiser is selected, each of the Company and the Executive shall submit to the appraiser its respective determination of the Purchase Price. The appraiser shall choose either the Purchase Price submitted by the Company or submitted by the Executive, and the appraiser shall not be permitted to substitute its judgment and choose an alternative outcome. The expenses of such appraiser shall be borne in equal increments by the Company and the Executive. Once the Purchase Price has been determined, the Company, or its nominee or assignee, or the Executive, as applicable, may make its election to purchase by delivering written notice (the “Purchase Notice”) to the other within thirty (30) days of the date that the Purchase Price has been determined. The Purchase Notice shall set forth (i) a date and time of not more than sixty (60) days from the delivery date on which closing of the Purchase Option will occur and (ii) the Purchase Price, which shall be paid in cash at closing. Executive shall not Transfer or attempt to Transfer its Management Redeemable Units while the Purchase Option remains unexercised. Any Transfer or attempted Transfer in violation of this provision shall be null and void, and the Company shall not record such Transfer on its books or treat any such purported transferee of such Purchase Interest as the owner of the Management Redeemable Units for any purpose. The Company may assign its rights under this Section to a party who has the financial ability to pay the full Purchase Price in cash, in which event any subsequent Transfer or attempted Transfer of the Management Redeemable Units shall continue to be subject to this Section. The exercise by the Company of the Repurchase Option and the other rights granted under this Section shall be determined on behalf of the Company by the Board of Managers (excluding the Executive).

(ii) The Management Redeemable Units issued to Executive may be transferred for estate planning purposes in the same manner provided for MIUs.

(e) Benefits. Executive shall, during the Employment Term, be eligible to participate in such insurance, medical and other employee benefit plans of the Company which may be in effect, from time to time.

(f) Vacations. Executive shall be entitled to take such vacations as he may desire, provided that such vacations do not interfere with the performance of his duties and services hereunder.

(g) Expenses. Executive will be reimbursed for reasonable expenses incurred in the performance of his duties and services hereunder and in furtherance of the business of the Related Parties upon presentation by Executive of an itemized account, accompanied by appropriate receipts sufficient to meet the requirements for documentation of expenses required by the Internal Revenue Code of 1986, as amended (the “Code”) and reasonably satisfactory to the Company, in substantiation of such expenses. Executive agrees that any reimbursable expenses incurred on behalf of the Company will be for business-related purposes only and that from time-to-time, Executive will seek the guidance of the Board of Managers prior to incurring significant expenses.

5. Termination of Employment.

(a) Executive’s employment hereunder:

(i) shall terminate upon the occurrence of any of the following: (A) the mental or physical incapacity or inability of Executive to perform his duties for a period of more than one hundred twenty (120) days in any twelve (12)-month period, unless a longer leave of absence is appropriate as a reasonable accommodation for a disability; (B) the death of Executive; (C) the voluntary resignation or retirement of Executive; (D) the dissolution, winding up and final distribution of the assets of the Company;

(ii) may be terminated by the Company, at any time, for “Cause”, which shall mean by reason of any of the following: (A) Executive’s conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to any of the Related Parties (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct; (B) Executive’s repeated intoxication by alcohol or drugs during the performance of his duties; (C) malfeasance in the conduct of Executive’s duties, including, but not limited to, (1) willful and intentional misuse or diversion of any of the Related Parties’ funds, (2) embezzlement or (3) fraudulent or willful and material misrepresentations or concealments on any written reports submitted to any of the Related Parties; (D) Executive’s material failure to perform the duties of Executive’s employment as provided herein, or material failure to follow or comply with the reasonable and lawful written directives of the Board of Managers; (E) a material breach by Executive of this Agreement or the LLC Agreement; or (F) a material breach by Executive of written policies of the Company concerning employee discrimination or harassment; provided, however, that clauses (D), (E) and (F) hereof will not be applicable unless

Executive shall have been informed, in writing, of the material failure or breach to which such clauses refer and been given a period of not more than 10 Business Days to remedy the failure or the breach if such failure or breach is capable of being remedied without penalty or damage to the Company; and

(iii) may be terminated by the Company, at any time, without Cause, provided that if employment is terminated without Cause, Executive shall receive a termination payment equal to 100% of his then current annual base salary, provided that Executive has executed and delivered to the Company a full and final release as provided by the Company, which amount will be paid ratably over the twelve months following the date of termination; provided, that the Company may, in its sole discretion, accelerate any such payment.

(b) Upon any termination of Executive’s employment pursuant to this Section 5, all obligations of the Company under this Agreement shall terminate.

6. Business Opportunities and Intellectual Property; Personal Investments; Confidentiality; Covenant not to Compete. Executive acknowledges that, in connection with the formation of the Company and his employment hereunder, he has received, and during the course of his employment hereunder and performance of services on behalf of the Related Parties he will continue to receive information relating to various Business Opportunities (as such term is defined below), economic and trade secrets and relationships of the Related Parties. Therefore, in consideration of this Agreement, Executive hereby agrees as provided below in this Section 6.

(a) Business Opportunities and Intellectual Property. Executive hereby assigns and agrees to assign to the Company and its successors, assigns or designees, all of Executive’s right, title and interest in and to all Business Opportunities and Intellectual Property (as defined below), and further acknowledges and agrees that all Business Opportunities and Intellectual Property constitute the exclusive property of one or more of the Related Parties, as applicable.

For purposes hereof, “Business Opportunities” means all business ideas, prospects, proposals or other opportunities pertaining to the lease, acquisition, exploration, production, gathering, processing, transportation, refining, terminaling, marketing or storage of hydrocarbons and related products, together with information relating thereto (including, without limitation, geological and seismic data and interpretations thereof, whether in the form of maps, charts, logs, seismographs, calculations, summaries, memoranda, opinions or other written or charted means), which are developed by Executive during the Employment Term, or originated by any other party and brought to the attention of Executive during the Employment Term.

For purposes hereof, “Intellectual Property” means all ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs and improvements related to the lease, acquisition, exploration, production, gathering, processing, transportation, refining, terminaling, marketing or storage of hydrocarbons and related products (including, without limitation, enhancements to, or further interpretation or processing of, information that was in the possession of Executive prior to the date of this Agreement), whether or not patentable or copyrightable, which do not fall within the definition of Business Opportunities, which the Executive discovers, conceives, invents, creates or develops, alone or with others, during the Employment Term, if such discovery, conception, invention, creation or development (A) occurs in the course of Executive’s employment with the Company or (B) occurs with the use of any of the Related Parties’ time, materials or facilities or (C) in the good faith judgment of the Board of Managers, relates or pertains in any material way to the Related Parties’ purposes, activities or affairs.

(b) Non-Compete Obligations During Employment Term. Executive agrees that during the Employment Term:

(i) Executive will not, other than through the Company, engage or participate in any manner, whether directly or indirectly through any Family Member (where “Family Member” means the spouse or a lineal descendant (whether natural born or legally adopted) of Executive or any entity all of the owners of which are Executive and/or one or more of such individuals or a trust all of the beneficiaries of which are Executive and/or one or more of such individuals) or as an employee, employer, consultant, agent, principal, partner, more than one percent shareholder, officer, director, licensor, lender, lessor or in any other individual or representative capacity, in any business or activity which is engaged in the lease, acquisition, exploration, production, gathering, processing, transportation, refining, terminaling, marketing or storage of hydrocarbons and related products;

(ii) all investments made by Executive (whether in his own name or in the name of any Family Members or other nominees or made by Executive’s controlled affiliates), which relate to the lease, acquisition, exploration, production, gathering, processing, transportation, refining, terminaling, marketing or storage of hydrocarbons and related products shall be made solely through the Company; and Executive will not (directly or indirectly through any Family Members or other persons), and will not permit any of his controlled affiliates to: (A) invest or otherwise participate alongside the Related Parties in any Business Opportunities, or (B) invest or otherwise participate in any business or activity relating to a Business Opportunity, regardless of whether any of the Related Parties ultimately participates in such business or activity, in either case, except through the Company; and

(iii) notwithstanding the restrictions set forth anywhere in this Section 6, Executive’s engagement or participation in any manner, whether directly or indirectly through any Family Member or as an employee, employer, consultant, agent, principal, partner, more than one percent shareholder, officer, director, licensor, lender, lessor or in any other individual or representative capacity, in any business or activity which is engaged in the lease, acquisition, exploration, production, gathering, processing, transportation, refining, terminaling, marketing or storage of hydrocarbons and related products, as set forth on Schedule 6(b)(iii) attached hereto, as of the date hereof, and the exercise of ownership rights or any enhancement activities with respect to such interests, shall not be deemed in violation of any such restrictions in this Section 6.

(c) Confidentiality Obligations. Executive hereby acknowledges that all trade secrets and confidential or proprietary information of the Related Parties (collectively referred to Herein as “Confidential Information”) constitute valuable, special and unique assets and that access to and knowledge of such Confidential Information is essential to the performance of Executive’s duties hereunder. Executive agrees that both during the Employment Term and for a period of two (2) years following the Termination Date, Executive will hold the Confidential Information in strict confidence and will not publish, disseminate or otherwise disclose, directly or indirectly, to any person other than the Related Parties and their respective officers, directors and employees, any Confidential Information or use any Confidential Information for Executive’s own personal benefit or the benefit of anyone other than the Related Parties.

For purposes of this Section 6(c), it is agreed that Confidential Information includes, without limitation, any information heretofore or hereafter acquired, developed or used by any of the Related Parties relating to Business Opportunities or Intellectual Property or other geological, geophysical, economic, financial or management aspects of the business, operations, properties or prospects of the Related Parties, whether oral or in written form in any of Related Parties’ Business Records (as defined in Section 7 below), but shall exclude any information which (A) has become part of common knowledge or understanding in the oil and gas and natural gas midstream industry or otherwise publicly available (other than from wrongful disclosure by Executive in violation of this Agreement), or (B) was rightfully in the possession of Executive, as shown by Executive’s records, prior to the date of this Agreement; provided, however, that Executive shall provide to the Company copies of all information described in this clause (B); and further provided, however, that this Section 6(c) shall not be applicable to the extent Executive is required to disclose such Confidential Information (1) due to a subpoena or court order or (2) to testify in a judicial or regulatory proceeding pursuant to the order of a judge or administrative law judge after Executive requests confidential treatment for such Confidential Information.

(d) Post Employment Non-Compete Covenant. Executive agrees as follows:

(i) Executive will not, during the twelve (12)-month period following the Termination Date, engage or participate in any manner, whether directly or indirectly through any Family Member or other person or as an employee, employer, consultant, agent, principal, partner, more than one percent shareholder, officer, director, licensor, lender, lessor or in any other individual or representative capacity, in any business or activity related to the lease, acquisition, exploration, production, gathering, processing, transportation, refining, terminaling, marketing or storage of hydrocarbons and related products (A) within the original boundaries of, or within ten (10) miles of the original boundaries (which, for the sake of clarity, are the same boundaries existing on the date of this Agreement) of the Uintah and Ouray Reservation (the “Reservation”) or (B) outside the Reservation, within ten (10) miles of any oil and gas or other property interest or operations, including midstream or storage operations, of any of the Related Parties on the Termination Date or at any time during the six months immediately preceding the Termination Date (including, without limitation, a mineral lease, overriding royalty interest, production payment, net profits interest, mineral fee interest or option or right to acquire any of the foregoing, or an area of mutual interest as designated pursuant to contractual agreements between the Company and any third party) or any other property on which any of the Related Parties has an option, right, license or authority to conduct or direct exploratory activities, such as three-dimensional seismic acquisition or other seismic, geophysical and geochemical activities as of the Termination Date or at any time during the six months preceding such Termination Date or, to the knowledge of Executive, to which the Company or any of the Related Parties have invested a material amount of time or money as of the Termination Date or at any time during the six months immediately preceding the Termination Date; provided that this Section 6(d)(i) shall not preclude Executive from making investments in securities of oil and gas or natural gas midstream companies which are registered on a national stock exchange, if the aggregate amount owned by Executive and all Family Members and affiliates does not exceed 1% of such company’s outstanding securities.

(ii) Executive will not, during the twelve (12) month period following the Termination Date, attempt to solicit, entice, persuade or induce, directly or indirectly, any employee (or person who within the preceding ninety (90) days was an employee) of any of the Related Parties or any other person who is under contract with or rendering services to any of the Related Parties, to (A) terminate his or her employment by, or contractual relationship with, such Related Party, (B) refrain from extending or renewing the same (upon the same or new terms), (C) refrain from rendering services to or for such person, (D) become employed by or to enter into contractual relations with any persons other than such Related Party, or (E) enter into a relationship with a competitor of any of the Related Parties.

(e) Exceptions. Notwithstanding any other provision of this Agreement, neither Section 6(c) nor Section 6(d) shall apply in the event Executive’s termination results from, or pursuant to, (i) the dissolution and liquidation of the Company, (ii) the sale of all or substantially all of the Company’s assets or equity interests. In addition, nothing in Section 6 shall prohibit any activities of Executive relating to any Quantum Party or any of its affiliates, or to the Ute Indian Tribe to the extent requested; provided that during the Term such activities do not materially interfere with the time devoted by Executive to the Company and, provided, further, that during the post employment non-compete such activities do not violate Executive’s non-compete obligations hereunder.

(f) The invalidity or non-enforceability of this Section 6 in any respect shall not affect the validity or enforceability of this Section 6 in any other respect or of any other provisions of this Agreement. The parties to this Agreement agree that the limitations contained in this Section 6 with respect to time, geographical area and scope of activity are reasonable. In the event that any provision of this Section 6 shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to the scope or duration of such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement, and, to the fullest extent permitted by law, this Agreement shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drafted so as not to be invalid or unenforceable.

(g) Executive acknowledges that the Company’s remedy at law for any breach or threatened breach of the provisions of this Section 6 is and will be insufficient and inadequate and that the Company shall be entitled to equitable relief, including by way of temporary and permanent injunction, without any requirement to post bond or other security therefor, in addition to any remedies the Company may have at law.

(h) The provisions of this Section 6 shall survive termination of this Agreement.

(i) The representations and covenants contained in this Section 6 on the part of Executive will be construed as ancillary to and independent of any other provision of this Agreement, and, except for a claim pursuant to Section 4, the existence of any claim or cause of action of Executive against the Company or any of the other Related Parties or any member, manager, partner, officer, director or shareholder of the Company or any of the other Related Parties, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of Executive contained in this Section 6. In addition, the provisions of this Section 6 shall continue to be binding upon Executive in accordance with their terms and for the time periods provided in this Section 6, notwithstanding the termination of Executive’s employment hereunder for any reason.

7. Business Records.

(a) Executive agrees to deliver promptly to the Company, upon termination of his employment hereunder, or at any other time when the Company so requests, all documents relating to the business of the Related Parties, including, without limitation: all Intellectual Property or other geological and geophysical reports and related data such as maps, charts, logs, seismographs, seismic records and other reports and related data, calculations, summaries, memoranda and opinions relating to the foregoing, production records, electric logs, core data, pressure data, lease files, well files and records, land files, abstracts, title opinions, title or curative matters, contract files, notes, records, drawings, manuals, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any documents relating to the business of the Related Parties (collectively, the “Related Parties’ Business Records”) and all copies thereof and therefrom; provided, however, that Executive may retain a list of contact information, including addresses and phone numbers, of customers maintained on a personal computer or PDA device owned by Executive.

(b) Executive confirms that all of the Related Parties’ Business Records (and all copies thereof and therefrom) which are required to be delivered to the Company pursuant to this Section 7 constitute the exclusive property of the Company and the other Related Parties.

(c) The obligation of confidentiality set forth in Section 6 shall continue for the term specified therein notwithstanding Executive’s delivery of such documents to the Company.

(d) Notwithstanding the foregoing provisions of this Section 7 or any other provision of this Agreement, Executive shall be entitled to retain any (i) written materials received by Executive in the capacity as a member of the Company, and (ii) written materials which, as shown by Executive’s records, were in Executive’s possession on or prior to the date hereof, subject to the Company’s right to receive a copy of all such materials.

(e) The provisions of this Section 7 shall continue in effect notwithstanding termination of Executive’s employment hereunder for any reason.

8. Divisibility and Reformation of Agreement. In the event that any term, condition or provision of this Agreement is for any reason rendered void, all remaining terms, conditions and provisions shall remain and continue as valid and enforceable obligations of the parties hereto. The parties to this Agreement hereby authorize any court of competent jurisdiction to reform the terms of this Agreement so that its terms may be enforced to the fullest extent of the law.

9. Notices. Any notices or other communications required or permitted to be sent hereunder shall be in writing and shall be duly given if personally delivered or sent postage pre-paid by certified or registered mail, return receipt requested, as follows:

(a)	If to Executive:

Joseph N. Jaggers

34031 Meadow Mountain Road

Evergreen, CO 80439

Telephone: (720) 480-0570

(b)	If to the Company:

Ute Energy LLC

P.O. Box 789

7074 East 900 South

Fort Duchesne, UT 84026

Main Office Number: 435-722-0291

Attention: General Counsel

(c)	With a copy to Quantum:

Quantum Energy Partners IV, LP

1401 McKinney, Suite 2700

Houston, Texas 77010

Attention: General Counsel

And

With a copy to:

Ute Indian Tribe

Attn: General Counsel

c/o Thomas W. Fredericks

Fredericks Peebles & Morgan LLP

1900 Plaza Drive

Louisville, Colorado 80027

Any party may change his or its address for the sending of notice to such party by written notice to the other parties sent in accordance with the provisions hereof.

10. Complete Agreement. This Agreement contains the entire understanding of the parties with respect to the employment of Executive and supersedes all prior arrangements or understanding with respect thereto and all oral or written employment agreements or arrangements between the Company, the Related Parties and Executive. This Agreement may not be altered or amended except in writing, duly executed by the party against whom such alteration or amendment is sought to be enforced. Any such writing must be signed by the Chairman of the Board of Managers or his designee on behalf of the Company.

11. Assignment. This Agreement is personal and non-assignable by any party to this Agreement.

12. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same agreement.

13. Governing Law and Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO WITHOUT REGARD TO PRINCIPLES REGARDING CONFLICTS OF LAWS. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

14. Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement in multiple counterparts as of the day and year first above written.

Ute Energy LLC

By:	/s/ Richard M. Sherrill
Name:	Richard M. Sherrill
Title:	President

Executive

By:	/s/ Joseph N. Jaggers
Name:	Joseph N. Jaggers

Schedule 6(b)(iii)

[List existing interests]

None